Exhibit 10.25

9/27/2013

Vivian Doelling

209 Whisperwood Drive

Cary, NC 27518

Dear Vivian:

SCYNEXIS, Inc. (the “Company”) is pleased to offer you the position of Vice President, Animal Health reporting to Yves Ribeill. In addition to a monthly salary of $17,500, you will receive a stock option entitling you to purchase up to 100,000 shares of the common stock of SCYNEXIS, Inc. at a price to be confirmed by the Board of Directors. The award of this stock option is subject to approval of the Board of Directors of the Company. You will also be eligible to participate in the team bonus program of the Company and receive up to a 30 percent bonus.

We are also offering you four weeks of paid vacation, access to the Company’s 401(k) retirement plan which features a Company matching contribution and a comprehensive benefits package.

This offer is contingent on the result of a pre-employment physical examination, including a drug screening, and a pre-employment background check, your agreement to the terms and conditions attached to and incorporated into this letter as Schedule A and your execution of the Company’s standard Nondisclosure, Inventions and Non-Competition Agreement, a copy of which is enclosed with this letter agreement. This offer is also contingent on your providing sufficient evidence of your legal right to work. This offer is valid through 9/30/2013.

SCYNEXIS has grown into one of the leading drug discovery companies over the past thirteen years through the dedication and achievement of our employees. To continue this growth and fully realize our vision, we are continually recruiting motivated and well-trained associates such as yourself. We look forward to your response and hope you will become a part of our team.

Please do not hesitate to contact me at 919-544-8663 if you have any questions.

Best regards,

/s/ Amanda Mancuso

Amanda Mancuso, PHR

Chief of Staff

SCYNEXIS, Inc.

After consideration, if you choose to accept this offer, please complete and sign the section below and return it to Anna Brawner at SCYNEXIS, Inc., PO Box 12878, Research Triangle Park, NC 27709-2878.

I, Vivian Doelling, accept this offer of employment including the attached Schedule A with a start date of 10/17/13.

/s/ Vivian Doelling	9/30/13
Signature	Date

P.O. BOX 12878 — RESEARCH TRIANGLE PARK, N.C. 27709 — TEL: 919 544-8600 — FAX: 919 544 8697

Schedule A

As a Company employee, you will be eligible to enroll in the employee benefit plans and programs maintained by the Company in accordance with the terms of such plans and programs. The Company has the right to modify, amend or terminate any such plans and programs at any time in its discretion. The terms and conditions for any stock option will be set forth in a Stock Option Agreement between you and the Company and the Company’s Stock Option Plan.

This letter agreement is not intended to, nor does it create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or salary in lieu thereof. The Company may also terminate your employment for cause at any time without advance written notice.

Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the enclosed Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

As you are aware, your employment by the Company is a full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, we would kindly request that you sign the enclosed Nondisclosure, Inventions and Non-Competition Agreement.

By your signature on the offer letter acceptance, you represent and warrant to the Company that you are not subject to any employment, noncompetition or other similar agreement with a former employer or otherwise that would prevent or interfere with the Company’s employment of you on the terms set forth herein.

This letter agreement (including Schedule A), the Nondisclosure, Inventions and Non-Competition Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of North Carolina. The Agreements constitute the entire agreement between the Company and you, and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

Upon your acceptance by returning the signed letter agreement, the signed Schedule A and the Nondisclosure, Inventions and Non-Competition Agreement to the Company, this letter agreement (including Schedule A) and the Nondisclosure, Inventions and Non-Competition Agreement shall become binding upon you and the Company.

Agreed to and Accepted:

/s/ Vivian Doelling
Signature

9/30/13
Date